EXHIBIT 23.2

Monte C. Waldman, CPA

4701 N Federal Hwy, Office #312 Pompano Beach, FL 33064

Ph. (305)-514-0326 montewaldcpa@gmail.com

To the Board of Directors and Stockholders’

Apex Resources Inc. Alyataus g. 100 Varena, Lithuania

Re:  Apex Resources Inc. - Consent Letter

I, Monte C. Waldman, CPA, hereby consent to using my opinion report sold on behalf of filing the referenced company’s S-1 document, amendment #7, with the SEC for the period then ended as of June 30, 2016.

Whereby, I, Monte C. Waldman, CPA, hereby consent to my reference as auditor being an “expert” in accordance with Rule 436 of Regulation C and Rule 601(b)(23) of Regulation S-K

Whereby, I, Monte C. Waldman, CPA, hereby consent as auditor that identifies this filing as the June 30, 2016 audit report dated August 16th, 2016 as required by Item 402 of Regulation S-K, Compliance and Disclosure Interpretation 117.05.

Respectfully yours,

Monte C. Waldman, CPA

September 12, 2016